EXHIBIT 10.3
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                        SECOND AMENDMENT TO THE
                     LASALLE PARTNERS INCORPORATED
                     EMPLOYEE STOCK PURCHASE PLAN


     WHEREAS, LaSalle Partners Incorporated (the "Company") maintains the Employee Stock Purchase Plan, as amended by the First Amendment thereto (the "Plan").

     WHEREAS, the Company has determined that amending the Plan in certain respects is in the best interest of the Company.

     WHEREAS, PARAGRAPH 17 of the Plan authorizes Board of Directors of the Company to amend the Plan, and the amendments to the Plan set forth herein do not require stockholder approval under PARAGRAPH 17 in order to be effective.

     NOW THEREFORE, the Plan has been amended effective August 1, 1998 as follows:

     1. PARAGRAPH 5 of the Plan is hereby deleted in its entirety and replaced with the following new PARAGRAPH 5:

          5. PARTICIPATION. An eligible employee may elect to participate in the Plan as of any "Enrollment Date". Enrollment Dates shall occur on the first day of an Offering Period (as defined in paragraph
8) and, as to any specified group of eligible employees, on the initial coverage date applicable to that group, as designated by the Company. Any such election by an eligible employee shall be made by completing and forwarding to the Company an enrollment and payroll deduction authorization form prior to such Enrollment Date, authorizing payroll deductions in such amount as the employee may request but in no event less than the minimum nor more than the maximum amount as the Committee shall determine. A participating employee may increase or decrease his payroll deductions as of any subsequent Enrollment Date by completing and forwarding to the Company a revised payroll deduction authorization form; provided, that changes in payroll deductions shall not be permitted to the extent that they would result in total payroll deductions below the minimum or above the maximum amount as is specified by the Committee. An eligible employee may not initiate, increase or decrease payroll deductions as of any date other than an Enrollment Date except by withdrawing from the Plan as provided in paragraph 7. Plan participation does not extend any continuing participation rights to any eligible employee, because the Company has reserved the right to amend or terminate the Plan at any time.
Accordingly, Plan coverage may be discontinued at any time for any employee or group of employees, following which discontinuance the payroll deduction authorizations of all affected employees shall be canceled. It is a condition of Plan participation that, to the extent provided by the Company, eligible employees must acknowledge and consent to the Company's unrestricted right to discontinue Plan coverage at any time, that such discontinuance will result in the cancellation of the payroll deduction authorizations on the date specified by the Company, and that the participant will cease Plan participation on that date."

     Capitalized terms used but not defined in this Second Amendment shall have the respective meanings assigned to them in the Plan. Except as herein modified, all the terms, conditions and provisions of the Plan are hereby ratified, confirmed and carried forward.